Exhibit 19.1

Insider Trading Policy
This Insider Trading Policy (“Policy”) is adopted to protect the regulatory integrity and reputation of Nasdaq, Inc., and its global subsidiaries and affiliates (“Nasdaq”), the financial markets which Nasdaq operates, and our shareholders, customers, employees and other stakeholders.
This Policy applies to all directors, officers, and employees of Nasdaq and its subsidiaries, as well as all consultants and contractors and others who work on behalf of Nasdaq (“Associates”). In addition, as further set forth in this Policy, this Policy applies to “Associated Persons,” defined as:
•An Associate’s family members who reside with them, such as spouse, cohabitee or domestic partner, minor or dependent children, and any person whose transactions in securities are directed by them or are subject to their control or influence;
•Any legal entity (including but not limited to any LLC, partnership, corporation, trust, or other organization) where the Associate owns a controlling interest, exercises operational control and/or has responsibility or influence on investment decisions1; and
•Certain “closely affiliated persons” and “controlled organizations” as defined in applicable Supplemental Policies.
Associates must use their reasonable best efforts to ensure Associated Persons abide by the applicable rules outlined in this policy
This Policy is not intended to supersede any applicable law, professional duties applicable to employees (e.g., broker-dealer employees), or, where applicable, the Rules of the Swedish Securities Markets Association (SSMA Rules). Rather, the Policy should be applied in conjunction with local law/professional standards and in a manner consistent with the Nasdaq Code of Ethics. Where other Nasdaq policies, applicable law, or the SSMA Rules impose trading rules that differ from this Policy, the stricter and broader of the rules shall apply.
I.Policy Compliance and Enforcement
Each Associate is accountable for compliance with this Policy and any other applicable policies, laws and regulations and must have and exercise sufficient control over all trading activity to ensure compliance (except as permitted under the Policy).
Associates may not circumvent the provisions of this Policy by using third party accounts, including those of Associated Persons or other family members or legal entities.
Associates may be asked for information regarding their trading activity including but not limited to sources of funds, volume of trading, trading size and patterns, and source of information by the Global Ethics and Compliance Team, their Compliance Officer, the Office of General Counsel and/or Internal Audit. In addition, Associates may be required to provide information to Nasdaq’s regulators in connection with their regulation and oversight of Nasdaq. Subject to applicable law, Associates must cooperate in any such review and provide full and accurate information to address an inquiry.
Any breach of this Policy or other policies or violations of laws and regulations related to trading activity or non-public data handling may lead to disciplinary action as set forth in the Code of Ethics, up to and including termination of employment. Violations and/or suspicious trading activity may also be subject to regulatory referral or reporting which could lead to civil or criminal prosecution.
1 Associates are responsible for obtaining approval prior to establishing such a legal entity or taking such a role regarding a legal entity as required by the “outside business activity” and conflict of interest provisions in the Code of Ethics. Legal entities where an Associate serves as a director or other role on behalf of Nasdaq are not Associated Persons.

Exhibit 19.1

Insider trading, market abuse, misappropriation of non-public information and “tipping” are serious criminal offenses and may be punishable by imprisonment and substantial fines.
II.Prohibition on Insider Trading and Market Abuse
Insider Trading is buying or selling publicly traded securities when an individual has important information about a company that members of the public do not have. It is illegal in nearly all jurisdictions and can result in a fine and/or imprisonment.
A.Prohibition on Insider Trading
The United States, European Economic Area countries, the United Kingdom and other jurisdictions where Nasdaq conducts business prohibit, by law, insider trading and other forms of market abuse. Associates who are aware of material non-public information (“MNPI”) (or information qualifying under similar terms – e.g., “insider information” – used to describe similar non-public information under applicable insider trading and market abuse laws) relating to Nasdaq or to any other company may not buy or sell Nasdaq or such other company’s securities while in possession of such information. In addition, Associates may not trade in securities in one company using MNPI about an economically linked company, such as a competitor or business partner. Further, they may not give, communicate, or in any other way “tip” or convey such information to another person. These restrictions apply regardless of whether they received information as an intended recipient or received it incidental to their work at Nasdaq (e.g., received it as part of a group email or accidentally overheard a conversation).
1.What is MNPI?
The term MNPI is broadly construed. It includes any non-public information that, if publicly disclosed, (a) might have an effect on the market for the securities of the issuer generally, (b) might affect an individual investment decision of a reasonable investor, or (c) might cause an insider to change his/her trading patterns.2 For information to be considered public, it must have been disclosed in public filings or widely disseminated through press releases and widely available in news media, websites, or webcasts.
MNPI includes, but is not limited to, non-public information relating to:
•Financial results and projections of future earnings or losses;
•News of a pending or proposed merger, acquisition, tender offer or other corporate development or news that discussions or negotiations with respect thereto are in progress;
•Information related to the potential de-listing of a company or the non-payment by a listed company of its listing fees;
•News of a significant new business transaction;
•Possible dividend increases or decreases, a declaration of a stock split or the offering of additional securities;
•Significant new products or services;
•Significant litigation or litigation developments, actual or threatened disputes or governmental investigations;
•Significant data breaches or cybersecurity risks or incidents;
2 Even if non-public information is not “material,” under Nasdaq’s Code of Ethics, Associates are prohibited from using any non-public information learned during their employment at Nasdaq except to perform their work for Nasdaq; Associates are also prohibited from disclosing this information except as explicitly authorized. Violations of these requirements can result in disciplinary action, up to and including termination.

Exhibit 19.1

•Any significant changes in management or control of the issuer of the securities; and
•Significant new contracts or loss of business.
2.Protecting MNPI
Just like other forms of confidential information that an Associate may learn during their employment at Nasdaq, MNPI cannot be communicated to other persons in any manner, except those within Nasdaq with a legitimate “need to know.” Even inadvertent communications must be avoided. Any improper disclosure of MNPI must be immediately reported to the Information Security Team and the Office of General Counsel.
B.Prohibition on Market Abuse
Associates are prohibited from engaging in or supporting activities that may constitute market abuse. Market abuse offenses typically cover the insider trading situations mentioned above but may also include far broader scenarios and involve a wider variety of securities. These broader scenarios may include:
•misuse of information;
•manipulating transactions which give a false or misleading impression as to the supply, demand, or price of a security;
•dissemination of information likely to give a false or misleading impression; and
•transactions which might distort the market.
Insider trading and market abuse are extremely serious offenses that undermine public confidence and can have a detrimental effect on Nasdaq’s credibility and business. Both Nasdaq and individual Associates may be subject to criminal and civil liability for any such violations.
III.Trading in Nasdaq-Issued Securities
Trading in stocks, bonds and other securities issued by Nasdaq (or, if available, tokenized versions or representations of such securities) (“NDAQ Securities”) are subject to special restrictions and requirements.
A.Short Selling, Hedging & Options Involving NDAQ Securities
Short selling is the sale of securities an individual does not own at the time of sale, but that they promise to deliver in the future, and is an attempt to profit from an anticipated drop in market prices. Ownership in NDAQ Securities provides an opportunity to share in the long-term growth of the company. Short-term investments based on market fluctuations are incompatible with this objective and may put the Associate’s personal gain in conflict with the best interests of Nasdaq and its shareholders.
Associates and Associated Persons are prohibited from engaging in transactions that would allow them either to insulate themselves from, or profit from, a decline in the Nasdaq stock price (with the exception of selling shares outright). Accordingly, Associates are prohibited from selling NDAQ Securities “short,” or from creating any similar short position in Nasdaq or NDAQ Securities through the use of derivatives.
This prohibition extends to any type of hedging transactions related to NDAQ Securities. In addition to short sales, such hedging transactions include (without limitation) hedging transactions or creation of short positions in NDAQ Securities through the use of derivative securities (e.g., puts, calls, swaps, or collars).

Exhibit 19.1

In addition, Associates are prohibited from selling option contracts against any NDAQ Securities that they own or otherwise trading in options on NDAQ Securities.
B.Watch List Associates
Watch List Associates are individuals identified as having access to Nasdaq internal financial statements or other material non-public information (MNPI) about Nasdaq related to the development of its quarterly and annual financial reporting. Associates identified as Watch List Associates will be notified that they are on the Watch List.
To avoid any improper transaction in NDAQ Securities or the appearance of impropriety, Watch List Associates are precluded from trading NDAQ Securities during a closed trading window.
1.Trading Windows
Trading window status is posted to Nasdaq’s intranet.
Window Open
Trading windows typically open one full trading day after financial results for the fiscal quarter have been publicly disclosed. Nasdaq may close or delay the opening of a trading window for Watch List Associates, or any smaller subset of Associates, at any time it deems necessary or advisable. Watch List Associates will be notified at the opening of a trading window.
Window Close
Trading windows typically close at the end of the trading day on the fourteenth (14th) day of the last month of each quarter: March 14, June 14, September 14, and December 14. Nasdaq may close the trading window outside of the listed dates if it deems necessary or advisable. In the event the trading window is closed outside of the listed dates, Watch List Associates will be notified.
2.Incentive Plan and ESPP Shares
Share withholding to satisfy tax obligations related to the vesting of an award made under Nasdaq’s Equity Incentive Plan or the vesting or settlement of such awards are not subject to trading restrictions under the Policy. However, the sale of any shares acquired under the Equity Incentive Plan or Employee Stock Purchase Plan (ESPP) is subject to trading restrictions for Watch List Associates.
C.No Safe Harbor – Possession of Material Non-Public Information
Trading in NDAQ Securities during the open trading window should not be considered a “safe harbor.” Even during an open trading window, any person possessing MNPI concerning Nasdaq must not engage in any transactions in NDAQ Securities until such information has been sufficiently publicized so that the public has had the opportunity to evaluate the information. Associates should refrain from any transactions in NDAQ Securities until at least one full trading day has passed after the public announcement of such information, whether or not the Associate is on the Watchlist.
D.Rule 10b5-1 Plans
Rule 10b5-1 of the U.S. Exchange Act provides an affirmative defense under the U.S. Federal Securities laws from certain insider trading violations. A Rule 10b5-1 Plan specifies (including by formula) the amount,

Exhibit 19.1

pricing, and timing of transactions in advance, or delegates discretion on those matters to an independent third party. Once the Plan is adopted, the person adopting the Plan may not exercise any influence over the amount of Securities to be traded, the price at which they are traded or the date of trade.
The following requirements apply to any Associate who wants to enter into a Rule 10b5-1 Plan for NDAQ Securities:
•Associates who are employees can only enter into a Rule 10b5-1 Plans at the broker utilized by Nasdaq for its equity incentive plans and ESPP,
•The Rule 10b5-1 Plan must be done using an agreement form approved by Nasdaq’s Office of General Counsel in its sole discretion,
•The Rule 10b5-1 Plan must be approved by Nasdaq’s Stock Plan Administrator (in the People@Nasdaq team), and
•The Rule 10b5-1 Plan must comply with the specified conditions and requirements under the Exchange Act Rule 10b5-1(c), including but not limited to, applicable cooling-off periods and restrictions on overlapping and single trade plans.
Once effective following any cooling-off period, trades by Associates in NDAQ Securities that are executed pursuant to an approved Rule 10b5-1 Plan are not subject to the restrictions on trading while aware of MNPI regarding Nasdaq, restrictions set forth above relating to the trading window, and are not subject to pre-clearance procedures, where applicable.
Rule 10b5-1 Plans may only be adopted, amended, or modified during an open trading window period and by a person who is not aware of any MNPI. Associates may not enter into a “non-Rule 10b5-1 trading arrangement” (as defined under applicable regulations) without prior written approval from the Office of General Counsel.

E.Other Restrictions on NDAQ Securities
When deemed necessary, Nasdaq may preclude the trading of NDAQ Securities by all or some Associates or Associated Persons due to developments known within the company but not disclosed. Consistent with US Securities and Exchange Commission guidance, this may include events that constitute significant data breaches or cybersecurity events.
F. Gifting NDAQ Securities
Associates may not make a gift of NDAQ Securities while aware of material nonpublic information. In addition, Watch List Associates may not gift NDAQ Securities during a closed window. Directors and Section 16 officers also must obtain pre-clearance from the Office of General Counsel before making any gift of NDAQ Securities.
H.Trading by Nasdaq in NDAQ Securities
It is Nasdaq’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions involving any securities issued by Nasdaq or by any subsidiary of Nasdaq.

Exhibit 19.1

IV.Additional Requirements for Directors and Executive Officers
This Section IV applies to:
•All directors serving on the Board of Directors of Nasdaq, Inc. (“Directors”)
•Nasdaq’s Controller/ Principal Accounting Officer, and any other officers designated by the Nasdaq Board of Directors as “Section 16 Officers” (“Executive Officers”)
•Each Nasdaq Director’s and Executive Officer’s spouse or domestic partner, minor children, and any person whose interests the Director or Executive Officer has the legal right to represent.

A.Pre-Clearance of Trades and Gifts
Nasdaq has determined that all Directors and Executive Officers must receive pre- clearance before trading in NDAQ Securities, even during trading windows. Each Director and Executive Officer should email or contact the Stock Plan Administrator at least one business day prior to commencing any trade in NDAQ Securities. Nasdaq may find it necessary, from time to time, to require compliance with the pre- clearance process from certain employees, consultants, and contractors in addition to Directors and Executive Officers.
Directors and Section 16 officers also must obtain pre-clearance from the Office of General Counsel before making any gift of NDAQ securities. Once a gift is made, it must be immediately reported to Nasdaq’s OGC team to enable timely reporting to the SEC on Form 4. All gifts must be reported on Form 4 within two (2) business days.
Executive Officers and Directors may not make a gift of NDAQ Securities while aware of material nonpublic information or during a closed window.
B.Rule 10b5-1 Plans
Material terms of Rule 10b5-1 Plans entered into, amended or terminated by Directors and Section 16 Officers are subject to disclosure in accordance with applicable regulations.
In addition to the other provisions of this Policy related to Rule 10b5-1 plans, each Director or Executive Officer entering into a Rule 10b5-1 plan must ensure that the plan meets the requirements of Rule 10b5-1 and obtain written pre-approval from Nasdaq’s Stock Plan Administrator of the intended plan terms and conditions. A final copy of the plan and any amendments must be immediately provided to the Stock Plan Administrator to enable Nasdaq to comply with its disclosure obligations.

C.Pledging NDAQ Securities
Shares held by a Director, or Executive Officer may not be pledged, hypothecated, or otherwise encumbered (including via the holding of such shares in a margin account). The Management Compensation Committee of the Nasdaq Board retains discretion to propose a remedy to cure any existing pledged position held by a Director or Executive Officer that is in breach of this Policy.

Exhibit 19.1

D.Other Restrictions
From time to time, Nasdaq may preclude the trading of Nasdaq stock by all or some Directors or Executive Officers due to developments known within Nasdaq but not generally disclosed.
V.Compliance Certification
All Associates must confirm within thirty days of hiring and annually that they (1) are in compliance and will comply with all applicable trading policies and (2) have completely and properly disclosed, to the extent required by applicable policies, all brokerage/trading accounts and relevant trading activity.
Nasdaq may, also from time to time, require any Associate to confirm that they are in compliance with this Policy and/or other applicable policies. Nasdaq may also require documentation supporting such compliance.
VI.Seeking Guidance and Reporting Concerns
Associates are expected seek guidance in advance of taking action whenever application of this Policy is unclear. Associates are expected to fully cooperate with any internal, law enforcement, or regulatory investigation as appropriate and in accordance with all applicable laws. Questions or requests for guidance should be directed to the relevant Guidance and Reporting Channels set forth in the Nasdaq Code of Ethics.
As detailed in the Code of Ethics, Associates are required to report any suspicious activities and violations of Nasdaq policies or the law related to Nasdaq’s business that they observe or reasonably suspect or that are reported to the Associate by a colleague, customer, supplier, or third party. Reports can be made through the Guidance and Reporting Channels set forth in the Code of Ethics.